UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2004

METROMEDIA INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5706	58-0971455
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8000 Tower Point Drive, Charlotte, North Carolina		28227
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (704) 321-7380

505 Park Avenue, 21st Floor, New York, New York 10022
(Former name or former address, if changed since last report)

Item 5.                                                           Other Events and Regulation FD Disclosure

On January 12, 2004, Metromedia International Group, Inc. (the “Company” or “MIG”) announced that it would restate certain reports made previously on Form 10-K and 10-Q to reflect corrections of past accounting errors.  The Company does not, however, believe that the restatements, individually or in the aggregate, will materially impact or alter the Company’s current financial position.

In addition, the Company announced that in view of the delay in filing its Quarterly Report on Form 10-Q, the trustee of its Series A and B 10 ½ % Senior Discount Notes Due 2007 (the “Senior Discount Notes”) has issued a notice that the Company is not in compliance with requirements of the indenture governing these Notes and that the Company must resolve this compliance matter no later than March 8, 2004, the sixtieth day following the receipt of the trustee’s letter in order to avoid an event of default.  The Company expects that it will file all required reports shortly and well within the 60-day period required for compliance with its indenture.

Further, the Company noted the following significant items:

•                  Matters Affecting Business Interests in the Republic of Georgia

The Company had received letters from, and corresponded with, two Georgian individuals involved in the initial formation, approximately eight to ten years ago, of certain of the Company’s business ventures in the Republic of Georgia.  These individuals alleged that the Company had not fully complied with its obligations to them under certain contracts.  In addition, the individuals alleged that Company personnel may have violated the Foreign Corrupt Practices Act and possibly engaged in other improper or illegal conduct.  However, the individuals have so far refused to specify details of the alleged violations and have provided no evidence in support of the allegations that they have made.  The Company believes it has fully performed its obligations to date under the aforementioned contracts and has so informed the individuals.  The Company also believes that the fair value of any continuing interest that these individuals may have in the Georgian businesses subject to the contracts is not material.  Furthermore, nothing presented in the unsupported allegations of improper or illegal conduct of Company personnel has prompted the Company to amend or alter the report that it made to the United States Justice Department and the Securities and Exchange Commission in the first quarter of 2003 regarding possible violations of foreign and United States laws, including the Foreign Corrupt Practices Act.

Recent events in the Republic of Georgia arising from widespread discontent over parliamentary elections, including the premature resignation of President Eduard Shevardnadze, have significantly increased the level of political uncertainty in that country.  This condition, which is expected to extend into the foreseeable future, increases the level of economic and legal risks that the Company faces with respect to its operations in Georgia.  In addition to those risks previously reported in the Company’s Form 10-K for the period ending December 31, 2002, present conditions in Georgia significantly increase the possibility of general economic distress, civil unrest, terrorism and a collapse of consumer confidence in Georgia, each of which could have a material adverse effect on the Company’s operations in that country.

•                  Restatement of Historical Results of Discontinued Businesses

On September 30, 2003, the Board of Directors formally approved management’s plan to dispose of all remaining non-core media businesses of the Company.  In light of this, the Company concluded that such businesses meet the criteria for classification as discontinued business components as outlined in SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, and as a result these businesses must be presented as such within the Company’s condensed consolidated financial statements.  This has required the Company to restate its prior period financial information, for these non-core media businesses, to conform to the current period presentation appearing in the Company’s third quarter 2003 Form 10-Q.

•                  Asset Sales

Sun TV: On October 12, 2003, the Company sold its interest in the Moldovan cable television company Sun TV and Sun Constructie S.R.L., a Moldovan trading company, to Lekert Management, LTD, a company organized under the laws of British Virgin Islands for cash consideration of $2.1 million.  Lekert Management, Ltd. is an affiliated company with Neocom S.R.L., which owned 35% of Sun TV prior to the transaction.  Such transaction resulted in the Company recording a loss on the disposition of $0.4 million.  The Company recorded a charge to earnings in the third quarter of 2003 in the amount of $0.4 million to reflect its investment in Sun TV and Sun Constructie at the lower of cost or fair value less cost to sell.

Teleplus: On November 21, 2003, the Company sold all of its interest in the St. Petersburg, Russia cable television company, Teleplus, to a Russian company, “Svyaz-Kapital”, and AVT Systems Ltd., a company organized under the laws of Cayman Islands, for cash consideration of $0.9 million.  The Company anticipates recognizing a gain of $0.7 million on the disposition, which will be recorded in the three month period ended December 31, 2003.

•                  Capital Restructuring

During 2003, the Company engaged in discussions with representatives of holders of a substantial portion of the Company’s Senior Discount Notes concerning a restructuring of the Senior Discount Notes.  To date, no restructuring has been agreed upon and further restructuring discussions with these substantial Senior Discount Note holders have been suspended.

Opportunities to restructure the Company’s balance sheet, including to refinance the Senior Discount Notes and the Company’s Preferred Stock, which had an aggregate preference claim of $248.4 million as of September 30, 2003, are being pursued, but present Company plans presume the continued service of the Senior Discount Notes debt on current terms and the continued deferral of the payment of dividends on the Preferred Stock. The Company cannot provide assurances that any capital restructuring effort will be undertaken or, if undertaken, that it will provide for sufficient cash reserves to support long-term sustainable operations.

•                  Preferred Stock Dividend

To facilitate any potential future capital restructuring of the Company, the Board of Directors of the Company elected not to declare a dividend on its Preferred Stock for the quarterly period ending on December 15, 2003.

•                  Change of Corporate Headquarters Office

During the fourth quarter of 2003, the Company relocated its corporate headquarters offices from New York City to Charlotte, North Carolina.  Accordingly, the Company’s current corporate office address is now as follows:
8000 Tower Point Drive
Charlotte, North Carolina 28227
Main Phone #:  (704) 321-7380

The press release announcing this matter is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 7.                                                           Financial Statements and Exhibits

(c)                                  Exhibits.

99.1                           Press Release of Metromedia International Group, Inc., dated January 12, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROMEDIA INTERNATIONAL GROUP, INC.

By:	/S/ HAROLD F. PYLE, III
Name:	Harold F. Pyle, III
Title:	Executive Vice President Finance, Chief Financial Officer and Treasurer
Date: January 13, 2004
Charlotte, North Carolina

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of Metromedia International Group, Inc. dated January 12, 2004